As filed with the Securities and Exchange Commission on August 19, 2014.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM S-8

REGISTRATION STATEMENT
Under The Securities Act of 1933

CTS CORPORATION

(Exact name of registrant as specified in its charter)

Indiana	35-0225010
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1142 West Beardsley Ave.

Elkhart, Indiana  46514
(Address of principal executive offices including Zip Code)

CTS Corporation 2014 Performance and Incentive Compensation Plan
(Full title of the plan)

Kieran O’Sullivan
President and Chief Executive Officer
CTS Corporation
1142 West Beardsley Ave.
Elkhart, Indiana 46514
(574) 523-3800
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities	Amount to be	Proposed maximum	Proposed maximum	Amount of
to be registered	registered(1)(2)	offering price per share(3)	aggregate offering price(3)	registration fee
Common Stock, without par value	1,500,000	$17.955	$26,932,500	$3,468.91

(1)                    Represents the maximum number of shares of common stock, without par value (“Common Stock”), of CTS Corporation (the “Registrant”) issuable pursuant to the CTS Corporation 2014 Performance and Incentive Compensation Plan (the “Plan”) being registered hereon.

(2)                    Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers such additional shares of Common Stock that may become issuable pursuant to the anti-dilution provisions of the Plan.

(3)                    Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 of the General Rules and Regulations under the Securities Act, on the basis of the average of the high and low sale prices of the Common Stock on The New York Stock Exchange on August 14, 2014, within five business days prior to filing.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”) and are incorporated herein by reference:

(a)              The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2013 (Commission File No. 001-04639);

(b)              The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 30, 2014 and June 29, 2014 (Commission File No. 001-04639);

(c)               The Registrant’s Current Reports on Form 8-K (Commission File No. 001-04639) filed with the Commission on January 7, 2014 and May 22, 2014; and

(d)              The description of the Registrant’s Common Stock set forth in a Current Report on Form 8-K filed with the Commission on May 19, 2004, including any subsequently filed amendments and reports updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. The Registrant will not, however, incorporate by reference any documents or portions thereof that are not deemed “filed” with the Commission, including any information furnished pursuant to Item 2.02 or Item 7.01 of the Registrant’s Current Reports on Form 8-K unless, and except to the extent, specified in such reports.

Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The legality of the securities being offered hereby will be passed upon by Robert J. Patton, Vice President, General Counsel & Secretary of the Registrant. As of August 19, 2014, Mr. Patton owned 11,850 shares of Common Stock and is eligible to receive awards under the Plan.

Item 6. Indemnification of Directors and Officers.

The following summary of the material provisions of the Registrant’s bylaws, articles of incorporation indemnification agreements with its officers and directors and the Indiana Business Corporation Law that relates to indemnification of directors and officers, is not intended to be exclusive and is qualified in its entirety by the full text of such bylaws, articles of incorporation, indemnification agreements and laws.

The Registrant’s bylaws provide that the Registrant shall indemnify its officers and directors to the fullest extent permitted by applicable law. Chapter 37 of the Indiana Business Corporation law provides, in general, that each director and officer of a corporation may be indemnified against liabilities (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings in which he or she is involved by reason of the fact that he or she is or was a director or officer, if he or she acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe that his or her conduct was unlawful.

The Registrant’s articles of incorporation provide that, to the fullest extent permitted by applicable law, no director or officer of the Registrant will be personally liable to the corporation or its shareholders for monetary damages for any breach of his fiduciary duty as a director or officer provided, however, that such provision does not apply to any liability of a director or officer (a) for breach of fiduciary duty if such breach constitutes willful misconduct or recklessness or (b) for the payment of distributions to shareholders in violation of Section 23-1-28-3 of the Indiana Business Corporation Law.

Pursuant to separate indemnification agreements with the Registrant, each officer and director of the Registrant is indemnified from all liabilities arising out of their actions or inactions in the performance of their respective duties as officers and directors of the Registrant and for their status as a current or former director or officer of the Registrant.

The Registrant also maintains insurance for officers and directors against certain liabilities, including liabilities under the Securities Act. The effect of this insurance is to indemnify any officer or director of the Registrant against expenses, including, without limitation, attorneys’ fees, judgments, fines and amounts paid in settlement, incurred by an officer or director upon a determination that such person acted in good faith. The premiums for such insurance are paid by the Registrant.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 5 to the Current Report on Form 8-K (Commission File No. 001-04639), filed with the SEC on September 1, 1998)

4.2	Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3 to the Current Report on Form 8-K (Commission File No, 001-04639), filed with the SEC on February 8, 2010)

4.3	CTS Corporation 2014 Performance and Incentive Compensation Plan

5.1	Opinion of Counsel

23.1	Consent of Grant Thornton LLP

23.2	Consent of Counsel (included in Exhibit 5.1)

24.1	Powers of Attorney

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Elkhart, state of Indiana, on this 19th day of August, 2014.

CTS CORPORATION

By:	/s/ Robert J. Patton
Robert J. Patton
Vice President, General Counsel & Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*
Kieran O’Sullivan	President and Chief Executive Officer and Director (Principal Executive Officer)	August 19, 2014

*
Ashish Agrawal	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 19, 2014

*
Walter S. Catlow	Director	August 19, 2014

*
Lawrence J. Ciancia	Director	August 19, 2014

*
Thomas G. Cody	Director	August 19, 2014

*
Patricia K. Collawn	Director	August 19, 2014

Michael A. Henning	Director

*
Gordon Hunter	Director	August 19, 2014

*
Diana M. Murphy	Director	August 19, 2014

*
Robert A. Profusek	Director	August 19, 2014

*                 The undersigned, by signing his name hereto, does sign and execute this Registration Statement pursuant to a Power of Attorney executed on behalf of the above-indicated officers and directors of the Registrant and filed herewith as Exhibit 24.1 on behalf of the Registrant.

August 19, 2014

By:	/s/ Robert J. Patton
Robert J. Patton, as Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
4.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 5 to the Current Report on Form 8-K (Commission File No. 001-04639), filed with the SEC on September 1, 1998)

4.2	Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3 to the Current Report on Form 8-K (Commission File No. 001-04639), filed with the SEC on February 8, 2010)

4.3	CTS Corporation 2014 Performance and Incentive Compensation Plan

5.1	Opinion of Counsel

23.1	Consent of Grant Thornton LLP

23.2	Consent of Counsel (included in Exhibit 5.1)

24.1	Powers of Attorney